SUB-ITEM 77D

The Board of Trustees of MFS Intermediate High Income Fund ("CIH") has approved changes to the investment objective and policies of the fund. Effective December 21, 2007, CIH's investment strategy of seeking "high current income and total return by investing primarily in lower-rated corporate debt securities" was revised to provide that CIH will seek "high current income but may also consider capital appreciation." Significant changes to CIH's investment strategies are discussed below.

The investment strategy stating the fund may invest in securities rated "Ca"/"CC" only if the advisor believes such securities are of higher quality than the rating has been eliminated.

The fund's investment strategy stating the fund primarily invests in securities rated "BBB"/"Baa" and lower, but may invest up to 100% of its assets in higher rated securities has been eliminated and the fund's principal investment strategy states, "MFS may invest up to 100% of the fund's assets in lower quality debt instruments, including those that are in default."

The fund's investment strategy was changed from a dollar-weighted average maturity of between 3 and 10 years to, "The fund's dollar-weighted average life will normally be between three and ten years."

The following percentage limitations on certain types of investments have been eliminated to allow the portfolio manager more flexibility to invest in appropriate securities:

- 20% in common stocks, usually associated with warrants; and - Less than 25% in foreign securities.


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                             AMENDMENT TO INVESTMENT

                               ADVISORY AGREEMENT

AMENDMENT dated as of December 18, 2007 to the Investment Advisory Agreement dated June 29, 2007 by and between MFS Intermediate High Income Fund (the "Trust"), and Massachusetts Financial Services Company, a Delaware corporation (the "Adviser") (the "Agreement").

                                   WITNESSETH

WHEREAS, the Trust has entered into the Agreement with the Adviser; and

WHEREAS, the Trust and the Adviser have agreed to amend the Agreement as provided below;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         Appendix A Compensation of the Adviser: Appendix A of the Agreement is deleted and replaced in its entirety as follows:

         The investment advisory fee payable by the Trust shall be computed and paid monthly in an amount equal to the sum of 0.65% of the Trust's average daily net assets and, in addition, the Fund shall pay the Advisor monthly a fee equal to 20% of the Fund's Leverage Income; provided, however, if the Fund's Leverage Income is less than zero then the Advisor shall pay the Fund 20% of the Fund's Leverage Income.

"Leverage Income" shall mean:

(gross income of the fund for           (% of Funds average daily
such month)                         x    total assets represented by    -
                                         leverage as of the last day
                                         of such month)


(interest and other borrowing expenses
associated with leverage for such
month)


         Miscellaneous: Except as set forth in this Amendment, the Agreement shall remain in full force and effect, without
         -------------
amendment or modification.

         Limitation of Liability of the Trustees and Shareholders: A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder.


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         IN WITNESS  WHEREOF,  the parties  have caused  this  Amendment  to the
Agreement to be executed and delivered in the names and on their behalf by the undersigned, therewith duly authorized, all as of the day and year first above written.

                                              MFS INTERMEDIATE HIGH INCOME FUND


                                              By: _SUSAN S. NEWTON___
                                               -------------------
                                              Susan S. Newton
                                              Assistant Secretary

                                        MASSACHUSETTS FINANCIAL SERVICES COMPANY


                                              By: __ROBERT J.MANNING__

                                             Robert J. Manning
                                             President